Exhibit 10(f)

Wells Fargo & Company Non-Employee Director Compensation Program
(Effective April 1, 2022)

Stock Awards

•Award Value:
◦Each non-employee director elected at the Company's annual meeting of stockholders shall automatically be granted, as of the date of such meeting, an award of Company common stock having an award value of $240,000.
◦A non-employee director who joins the Board effective as of any other date shall automatically be granted, as of such other date, an award of Company common stock having an award value based on the award value of the most recent annual grant prorated to reflect the number of months (rounded up to the next whole month) remaining until the next annual meeting of stockholders; provided, however, that if the New York Stock Exchange (NYSE) is not open on the day such director joins the Board, the award shall be granted as of the next following day on which the NYSE is open.
•Number of Shares Subject to Award: The number of shares of Company common stock subject to an award shall be determined by dividing the award value by the NYSE-only closing price of Company common stock on the date of grant (rounded up to the nearest whole share).
•Vesting: The stock awards shall vest in full immediately upon grant.
•Deferral: Non-employee directors may elect to defer receipt of their stock awards in accordance with the terms and conditions of the Company's Directors Stock Compensation and Deferral Plan. Effective January 1, 2023, director stock awards must be deferred in full until the director leaves the Board.

Other Compensation

Component	Amount
Annual Board Cash Retainer, payable quarterly in equal installments	$100,000
Annual Independent Chair Retainer (which is paid in addition to the Annual Board Cash Retainer and in lieu of any other Committee Chair Retainer the Chair might otherwise receive), payable quarterly in equal installments, and effective January 1, 2023, paid 100% in equity	$250,000
Annual Committee Chair Retainer, payable quarterly in equal installments
Audit	$50,000
Corporate Responsibility	$25,000
Finance	$25,000
Governance and Nominating	$25,000
Human Resources	$50,000
Risk	$50,000

Annual Subcommittee Chair Retainer, payable quarterly in equal installments
Credit	$10,000
Technology	$10,000
Regular or Special Board or Committee or Subcommittee Meeting Fee	$2,000 per meeting in excess of 12 per year